CONFIRMING STATEMENT
	This Statement confirms that the undersigned has authorized and designated David Johnson, Amy Higgins, Frank Hillery, and Edward Nortrup, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Color Kinetics Incorporated. The authority of David Johnson, Amy Higgins, Frank Hillery, and Edward Nortrup under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Color Kinetics Incorporated, unless earlier revoked in writing. The undersigned acknowledges that David Johnson, Amy Higgins, Frank Hillery, and Edward Nortrup are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
	This Statement revokes the authority of
any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Color Kinetics Incorporated who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: June 14,
2004						    /s/ George G. Mueller
							George G. Mueller